      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 2002

                                                  REGISTRATION NO. 333- ________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            AMB PROPERTY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        MARYLAND                                        94-3281941
(STATE OF INCORPORATION)                   (I.R.S. EMPLOYER IDENTIFICATION NO.)

                                  PIER 1, BAY 1
                         SAN FRANCISCO, CALIFORNIA 94111
           (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES INCLUDING ZIP CODE)


                   THE 2002 STOCK OPTION AND INCENTIVE PLAN OF
                 AMB PROPERTY CORPORATION AND AMB PROPERTY, L.P.

                            (FULL TITLE OF THE PLAN)


       TAMRA D. BROWNE, ESQ.                             COPY TO:
VICE PRESIDENT, GENERAL COUNSEL AND                LAURA L. GABRIEL, ESQ.
            SECRETARY                               TRACY M. ABELS, ESQ.
    AMB PROPERTY CORPORATION                          LATHAM & WATKINS
          PIER 1, BAY 1                            505 MONTGOMERY STREET
  SAN FRANCISCO, CALIFORNIA 94111                        SUITE 1900
         (415) 394-9000                        SAN FRANCISCO, CALIFORNIA 94111
                                                      (415) 391-0600

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE FOR AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE


                                                                            PROPOSED
                                                           AMOUNT           MAXIMUM        PROPOSED MAXIMUM      AMOUNT OF
                                                           TO BE         OFFERING PRICE       AGGREGATE        REGISTRATION
            TITLE OF SECURITIES TO BE REGISTERED        REGISTERED(1)     PER SHARE(2)    OFFERING PRICE(2)        FEE(2)
Common Stock, $0.01 par value, reserved for
issuance upon exercise of options
granted under the 2002 Stock Option and
Incentive Plan.......................................    10,000,000          $28.70        $287,029,183.38      $26,406.68

(1) This registration statement shall also cover any additional shares of Common Stock which become issuable under the 2002 Stock Option and Incentive Plan of AMB Property Corporation and AMB Property, L.P. by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of AMB Property Corporation.

(2) Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to these unissued shares is based upon (1) the exercise price per share of outstanding options for 1,413,102 shares of $26.29 per share, and (2) for the remaining 8,586,898 shares, the average ($29.10) of the high ($29.20) and low ($29.00) sale prices of the Common Stock as reported on the New York Stock Exchange on June 5, 2002.

================================================================================

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

           The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

           We have filed the following documents with the Securities and Exchange Commission which are hereby incorporated by reference in this Registration Statement:

                  1. Our Annual Report on Form 10-K for the year ended December 31, 2001 (including items incorporated by reference from our Proxy Statement for our 2002 Annual Meeting of Stockholders pursuant to Section 14(a) of the Exchange Act of 1934, as amended);

                  2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

                  3. Our Current Reports on Form 8-K filed on January 23, 2002, January 24, 2002, April 11, 2002, April 23,
                           2002 and May 8, 2002;

                  4. The proforma financial statements for the divestiture of 25 properties to BPP Retail, LLC during 1999 from our Current Report on 8-K filed on December 14, 1999;

                  5. The reports, financial statements and proforma financial statements for the Columbia Business Center, Manekin Portfolio, Technology Park II Portfolio, WOCAC Portfolio, Junction Industrial Park and the Miami Airport Business Center from our Current Report on Form 8-K on November 16, 1999;

                  6. The reports, financial statements and pro forma financial statements for the J.A. Green Portfolio, Magnum Realty Corp. Portfolio, Beacon Centre Portfolio, AFCO Portfolio, AFCO Investors Portfolio, AFCO Cargo I Associates L.P. Portfolio and the WEST*PAC Portfolio from our Current Report on Form 8-K filed on December 14, 2000;

                  7. The description of our common stock contained in our Registration Statement on Form 8-A filed on May 30, 1997, including any amendment or report filed for the purpose of updating such description; and

                  8. All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents.

         Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On May 8, 2002, we announced that we appointed PricewaterhouseCoopers LLP to replace Arthur Andersen LLP as our independent accountants. We understand that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen LLP if the engagement partner and the senior manager for our audit are no longer with Arthur Andersen LLP. Because both the engagement partner and the senior manager for our audit are no longer with Arthur Andersen LLP, we are no longer able to obtain the written consent of Arthur Andersen to the incorporation by reference into this registration statement of its audit reports with respect to our financial statements. However, Rule 437a under the Securities Act permits us to file this registration statement without a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement. We believe, however, that other persons who are liable under Section 11(a) of the Securities Act, including our officers and directors, may still rely on Arthur Andersen's audit reports as being made by an expert under the due diligence defense provision of
Section 11(b) of the Securities Act.

ITEM 4.    DESCRIPTION OF SECURITIES

         Our Common Stock is registered pursuant to Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its present or former directors or officers or any individual who, while a director of a corporation and at the request of a corporation, serves or has served as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and
(a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director's or officer's official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

         In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its charter, a corporation indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.

         Our charter and bylaws provide in effect for the indemnification by us of our directors and officers to the fullest extent permitted by applicable law. We have purchased directors' and officers' liability insurance for the benefit of our directors and officers.

         We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

         The partnership agreement of AMB Property, L.P. requires AMB Property, L.P. to indemnify us, our directors and officers, and such other persons as we may from time to time designate against any loss or damage, including legal fees and court costs incurred by the person by reason of anything it may do or refrain from doing for or on behalf of AMB Property, L.P. or in connection with its business or affairs unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIM

         Not Applicable.

ITEM 8.    EXHIBITS

Exhibit
Number      Description

4.1 Articles of Incorporation of AMB Property Corporation (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Registration Statement on Form S-11 (No. 333-35915)).

4.2 Certificate of Correction of AMB Property Corporation's Articles Supplementary establishing and fixing the rights and preferences of the 8 1/2% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.2 of AMB Property Corporation's Annual Report on Form 10-K for the year ended December 31, 1998).

4.3 Articles Supplementary establishing and fixing the rights and preferences of the 8 5/8% Series B Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on January 7, 1999).

4.4 Articles Supplementary establishing and fixing the rights and preferences of the 8.75% Series C Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.2 of AMB Property Corporation's Current Report on Form 8-K filed on January 7, 1999).

4.5 Articles Supplementary establishing and fixing the rights and preferences of the 7.75% Series D Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

4.6 Articles Supplementary establishing and fixing the rights and preferences of the 7.75% Series E Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on September 14,
            1999).

4.7 Articles Supplementary establishing and fixing the rights and preferences of the 7.95% Series F Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on April 14, 2000).

4.8 Articles Supplementary establishing and fixing the rights and preferences of the 7.95% Series G Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on September 29,
            2000).

4.9 Articles Supplementary establishing and fixing the rights and preferences of the 8.125% Series H Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.3 of AMB Property Corporation's Current Report on Form 8-K filed on September 29,
            2000).

4.10 Articles Supplementary establishing and fixing the rights and preferences of the 8.00% Series I Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on March 23, 2001).

4.11 Articles Supplementary establishing and fixing the rights and preferences of the 7.95% Series J Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on October 3, 2001).

4.12 Articles Supplementary redesignating and reclassifying all 2,200,000 Shares of the 8.75% Series C Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on December 7, 2001).

4.13 Articles Supplementary establishing and fixing the rights and preferences of the 7.95% Series K Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on April 23, 2002).

4.14 Second Amended and Restated Bylaws of AMB Property Corporation (incorporated by reference to Exhibit 3.11 of AMB Property Corporation's Annual Report on Form 10-K for the year ended December 31, 2000).

4.15 The 2002 Stock Option and Incentive Plan of AMB Property Corporation and AMB Property, L.P.

5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the Common Stock being registered.

23.1        Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
            Exhibit 5.1 filed herewith).

24.1 Power of Attorney (included on the signature page of this Registration Statement).

ITEM 9.     UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed maximum offering range) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report on Form 10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication for such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of San Francisco, State of California, on this 7th day of June, 2002.


                                       AMB PROPERTY CORPORATION

                                       By:   /s/ Michael A. Coke
                                             --------------------
                                             Michael A. Coke,
                                             Executive Vice President and Chief
                                             Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Hamid R. Moghadam,
W. Blake Baird and Michael A. Coke and each of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


                                   SIGNATURES


           SIGNATURE                                    TITLE                                    DATE
           ---------                                    -----                                    ----

      /s/ Hamid R. Moghadam           Chairman of the Board and Chief Executive              June 7, 2002
-------------------------------         Officer (Principal Executive Officer)
      Hamid R. Moghadam

      /s/ W. Blake Baird                        Director and President                       June 7, 2002
-------------------------------
      W. Blake Baird

      /s/ T. Robert Burke                              Director                              June 7, 2002
-------------------------------
      T. Robert Burke

    /s/ Daniel H. Case III                             Director                              June 7, 2002
-------------------------------
      Daniel H. Case III

      /s/ David A. Cole                                Director                              June 7, 2002
-------------------------------
      David A. Cole

      /s/ Lynn M. Sedway                               Director                              June 7, 2002
-------------------------------
      Lynn M. Sedway

     /s/ Jeffrey L. Skelton                            Director                              June 7, 2002
-------------------------------
      Jeffrey L. Skelton


           SIGNATURE                                         TITLE                                    DATE
           ---------                                         -----                                    ----
                                                            Director                              June__, 2002
-------------------------------
      Thomas W. Tusher

     /s/ Caryl B. Welborn                                   Director                              June 7, 2002
-------------------------------
      Caryl B. Welborn

      /s/ Michael A. Coke                 Executive Vice President and Chief Financial            June 7, 2002
-------------------------------       Officer (Principal Financial and Accounting Officer)
      Michael A. Coke

                                  EXHIBIT INDEX

Exhibit
Number      Description

4.1 Articles of Incorporation of AMB Property Corporation (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Registration Statement on Form S-11 (No. 333-35915)).

4.2 Certificate of Correction of AMB Property Corporation's Articles Supplementary establishing and fixing the rights and preferences of the 8 1/2% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.2 of AMB Property Corporation's Annual Report on Form 10-K for the year ended December 31, 1998).

4.3 Articles Supplementary establishing and fixing the rights and preferences of the 8 5/8% Series B Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on January 7, 1999).

4.4 Articles Supplementary establishing and fixing the rights and preferences of the 8.75% Series C Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.2 of AMB Property Corporation's Current Report on Form 8-K filed on January 7, 1999).

4.5 Articles Supplementary establishing and fixing the rights and preferences of the 7.75% Series D Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

4.6 Articles Supplementary establishing and fixing the rights and preferences of the 7.75% Series E Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on September 14,
            1999).

4.7 Articles Supplementary establishing and fixing the rights and preferences of the 7.95% Series F Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on April 14, 2000).

4.8 Articles Supplementary establishing and fixing the rights and preferences of the 7.95% Series G Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on September 29,
            2000).

4.9 Articles Supplementary establishing and fixing the rights and preferences of the 8.125% Series H Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.3 of AMB Property Corporation's Current Report on Form 8-K filed on September 29,
            2000).

4.10 Articles Supplementary establishing and fixing the rights and preferences of the 8.00% Series I Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on March 23, 2001).

4.11 Articles Supplementary establishing and fixing the rights and preferences of the 7.95% Series J Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on October 3, 2001).

4.12 Articles Supplementary redesignating and reclassifying all 2,200,000 Shares of the 8.75% Series C Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on December 7, 2001).

4.13 Articles Supplementary establishing and fixing the rights and preferences of the 7.95% Series K Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation's Current Report on Form 8-K filed on April 23, 2002).

4.14 Second Amended and Restated Bylaws of AMB Property Corporation (incorporated by reference to Exhibit 3.11 of AMB Property Corporation's Annual Report on Form 10-K for the year ended December 31, 2000).

4.15 The 2002 Stock Option and Incentive Plan of AMB Property Corporation and AMB Property, L.P.

5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the Common Stock being registered.

23.1        Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
            Exhibit 5.1 filed herewith).

24.1 Power of Attorney (included on the signature page of this Registration Statement).